Exhibit 99.2

THOMAS GROUP, INC.

MONDAY, JULY 23, 2007

AT 10:00 A.M. CENTRAL TIME

Thank you.  Good morning.  This is Mike Barhydt with Thomas Group welcoming you to Second Quarter 2007 Earnings conference call for Thomas Group of Irving, Texas.  Representing Thomas Group today are Jim Taylor, President and Chief Executive Officer, and David English, Chief Financial Officer.  Following management’s comments there will be a question and answer session.

Thomas Group’s second quarter 2007 earnings announcement was released this morning.  If you did not receive this release, please call our office at 800-826-2057, dial extension 4438 and we will fax or e-mail you a copy of the release.  That number again is 800-826-2057, extension 4438.

Before we begin management’s comments, let me remind you that while Thomas Group does not provide projections, management may be discussing forward-looking information.  Statements in this discussion that are not strictly historical are forward-looking statements, which should be considered subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance oriented fees, the timing of contracts and revenue recognition, competitive and other cost factors and the like are set forth in the Company’s filings from time to time with the Securities and Exchange Commission including the Company’s Form 10-K for the year ended December 31, 2006.  Except as required by law, the Company expressly disclaims any intent or obligation to update any forward-looking statements.

Next speaking is David English, Chief Financial Officer of Thomas Group.  David.

DAVID ENGLISH:  Thank you, Mike.  Revenue for the second quarter of 2007 was $14 million compared to $15.6 million for the second quarter of 2006.  The $1.6 million decrease is due to the completion of certain US government programs that have not yet been replaced with new business.  For the second quarter 2007, US government clients comprised 92% of our total revenue and commercial clients represented 8% of our total revenue.  Total revenue was $28.9 million for the first half of both 2007 and 2006, with revenue from US government clients increasing $0.7 million year-over-year and commercial revenue seeing an offsetting decrease.

Gross profit margins were 51% in the second quarter of 2007 compared to 54% for the second quarter of 2006.  This decrease is primarily attributable to the timing of revenue recognition on certain government contracts in the second quarter of 2006.  We continue to believe that future gross margins of 48% to 50% are appropriate under our current business model.

SG&A costs were $4.3 million in the second quarter of 2007 compared to $4.4 million in the second quarter of 2006, with the decrease primarily attributable to savings and compensation.  SG&A costs for the first half of 2007 increased $1.2 million to $9 million compared to $7.8 million for the first half of

2006.  This increase is primarily the result of $0.7 million related to our stock option reviews, primarily in the first quarter, and $0.4 million in other legal and accounting costs.

Our effective income tax rate for 2007 is 37% compared to 34% in 2006.  The difference relates to a reduction in our deferred tax valuation allowance in the first quarter of 2006.  Net income for the second quarter of 2007 was $1.9 million or $0.17 per diluted share compared to $2.5 million or $0.23 per diluted share in the second quarter of 2006.  The decrease is primarily attributable to less gross profit as a result of reduced revenue.  For the first half of 2007, net income was $3.7 million or $0.33 per diluted share compared to $4.7 million or $0.43 per diluted share in the first half of 2006.  The year-over-year difference of $0.10 per share includes approximately $0.04 per share for stock option review costs.

Cash increased $1.6 million during the first half of 2007 compared to an increase of $2.5 million during the first half of 2006.  Cash from operating activities improved $1.7 million year-over-year primarily due to the collection of accounts receivables.  Cash used for investing activities increased by $0.6 million year-over-year due primarily to increases in capital expenditures for improvements to our Dallas training facility.  In addition, we paid dividends of $2.2 million during the first half of 2007 compared to $1.1 million during the same period of 2006.  Although we have not utilized our $5.5 million line-of-credit since June 9, 2005, we continue to have availability and will use it if needed for growth.

During the second quarter 2007, we signed $7.1 million of new and extended business pushing the total to the year to $22.4 million compared to $30.1 million for the same period of 2006.  The difference relates to changes in the funding periods on our government contracts.  Backlog at June 30, 2007 was $8.6 million all of which is contracted for 2007.  Backlog does not include non-funded option years of 50 projects.  The backlog may not always represent the full scope of the client’s commitment to Thomas Group, but it does accurately represent the portion that has been contracted for in writing.

Now, here’s Jim.

JIM TAYLOR:  Thanks, David and good morning to all of you.  Second quarter revenues reflect two primary factors occurring in our business at this time.  First, the length of time it takes to close new business and second the increasingly competitive environment in which we find ourselves.  Let’s first discuss our product for a moment.

As you know, we are selling professional services to the very highest level of management inside commercial companies and the government.  We in essence change the way they do business to a cross functional structure amid aimed at their customer’s needs.  Although we believe our process value management, or PVM approach, combined with our experience resultants, drives results superior to other process improvement methodologies applied alone.  PVM is not a globally recognized product.  Every sale we close is based on a relationship that has been built over time and is created on the value that clients believe we can bring to them and the results they believe we can deliver to them.  This belief is established on prior results we have achieved in the market, results we are driving with current clients and subject matter expertise we possess and are able to demonstrate and the trust they have formed with Thomas Group people during the assessment process.

This is not a decision that happens quickly or is one to come by easily.  Relationships and the ability to show value to the prospective client is critical, thus the long lead time in selling.  Our successes in the Navy tend to shorten the lead time within the organization but rebuilding our commercial business has been difficult for us.  Prior management made little effort to stay in contact with past clients and we did not have a mechanism internally to stay in touch with them.  Our board of directors called for us to be focused on our organic growth while at the same time giving high returns to the shareholders.  We are a bottom line driven company, which means we do not chase every bit of business out there.  We focus on high margin business in our area of expertise and we do not chase revenue just to grow the top line only.

Over the past two years, several efforts have been initiated by Thomas Group including speeches, seminars, interviews in trade magazines and our Knowledge Leadership Magazine, which we are now distributing in its second issue.  Building a market presence becomes a thought leader in any particular industry is challenging.  We have been focused for several years now in verticals such as transportation and healthcare, and although we have had increased successes in both commercial and government, the pace of growth we had hoped to achieve in commercial has not yet materialized.  We still believe our team selling approach is viable and our chosen verticals are relevant.

Barriers to entry in new areas of the US government are also great.  Successes in areas such as the Air Force and Army ride on relationships as well as past successes we have had in other parts of the government.  Culture change is not an easy proposition.  Also, as Thomas Group succeeds over the past three years, government has been growing at double digit pace, hence we now find ourselves in competition with the large competitors where before we were below the radar screen.

2006 and ‘07 have been years in which we are investing in our future revenues by adding to our sales team with specialization in Air Force, healthcare, transportation and private equity experience.  We remain highly focused on maintaining our existing government business while increasing both government and commercial to achieve a more broad-based client list and a diversified revenue base.

The second factor is an increasingly competitive environment.  In commercial, the need for subject matter expertise is an ever-increasing requirement.  No longer is a generalist considered the cure-all.  CEOs demand specialists because they feel they understand their industry.  But we are able to show them with both subject matter people, as well as with methodology people who bring about a different way of looking at their company.  In addition to the client being the industry expert and we are the process expert, has resulted in a winning combination for the last 30 years.  By this combination, we can drive results in a short period of time.  We knew this as we hired on to meet the revenue demands in ‘06 and today we have a broad range of talent and industry expertise among our resultants.  As our US government business has grown from less than $1 million per year in the late ‘90s to over $50 million today, we have attracted attention due to our results and growing size of our contracts, and as we grow, these contracts are larger and the contract award process becomes longer and more competitive.

So with all that said, what are we doing to meet the challenges?  What are we doing to shorten lead times and to meet the competition head-on?  Well to shorten the lead-time, we have brought on subject matter experts in several areas; healthcare, transportation and private equity.  This has shown development in airport pipeline and we’re starting to get some traction in healthcare, especially in hospitals that we have not previously had.  Also, we continue to expand our business in transportation with clients such as Alstom and Amtrak.  To meet our competition head on, we actively search for business partners who can complement our product offering and are able to introduce us faster into the areas of the military where we want to go.  In addition, we search for contract vehicles that allow us to do business with the government on a much faster basis.

One such success is the recent addition of the Sea Port-e contract to our contracting facility.  Sea Port-e is the Navy’s newest platform for electronic procurement of engineering, financial and program management support.  Think of it almost as a preferred vendor list for the Navy.  Eleven hundred different companies have been awarded Sea Port-e status since 2005 and the Navy estimates a total of $5.3 billion will be awarded to vendors in 22 different service areas.

So what exactly does this mean for Thomas Group?  Well this award gives us the ability to contract for Navy business in a matter of weeks rather than taking two or three months as it has in the past.  We still have to go find the business but once it’s found the contracting work has basically already been done.  As you may have seen, our stock price jumped on this news and although many people interpreted this as automatic revenue for Thomas Group, it is more simply a vehicle that will allow us to swiftly contract new business when we find it.  It’s still very good news for our shareholders for it allows us to compete effectively with larger consulting companies and our challenge is now to find the business within the Navy to put under this new contracting vehicle.  We still have and will continue to retain our existing contract methods such as our GSA scheduled contract under MOBIS, our strategic alliances with CACI and Booz-Allen and others.

So at the end of the day, while the consulting industry continues to grow at a pace of 6% annually, we believe the steps we are taking now will allow us to resume better than average growth going forward.  In the meantime, we believe our stock to continue to provide excellent value for those that hold it, both through the payment of dividends and increased performance by the Company.

Now I will turn the call over to our moderator for any questions you might have at this time.

OPERATOR:  Ladies and gentlemen at this time the floor has been opened for questions.  If you would like to ask a question please press the star key followed by the one key on your touchtone phone now.  Questions will be taken in the order in which they are received and if at any point you need to remove yourself from the questing queue press star, two.  Please limit your questions to one at a time.  Again to ask a question, press the star key followed by the one key on your touchtone phone now.

Our first question comes from Mark Jordan with AG Edwards.  Sir, please go ahead.

MARK JORDAN:  Thank you.  Good morning, Jim and David.  On the SEC filing that Terry Stinson left early in July, you mention that in your commercial endeavors in transportation, healthcare and private equity that you’ve hired people to manage those groups or you’ve enhanced the managerial capabilities of those groups.  Is this a sign that you’re shoving down or decentralizing the marketing of the commercial business?

JIM TAYLOR:  Oh, no, not by any means.  Terry was brought with his background and broad experience out of the aerospace industry to provide us entrees into there as a - well to grow the commercial business.  And as you’ve seen, we’ve had difficulty doing that in the last 18 months.  Well starting in late May/June, we started to bring on more subject matter people underneath that team that had experience, for example in private equity, that had worked in private equity who could get us in those doors of private equity.  Those who had been previously, who had transportation experience and experience with Thomas Group where they could open up doors faster and grow it and going back to a team effort.  And I think we’ve really felt that the expertise needed was in a different way so Terry left at the end of June and we’ve gone back to a much more team selling effort bringing in most of the resources available to the company to help focus on a client’s dilemma and then to get results.  So, no, we’re going really more to a focused team effort.

We’ve been able to successfully now close in the past couple of weeks two Fortune 1000 companies as well as a hospital, all three of which were stalled in the selling process.  We were able in a team effort to get them closed.  So we’re going to elevate this back to a much more team effort with all of us at Thomas Group contributing.

MARK JORDAN:  Okay.  Stepping back, it looks like you set a kind of a, I guess you would call it a growth hiatus or a plateau for the last three quarters or so.  When do you think that both, you know, talk about individually either the commercial side and then also the government side, when do you see those businesses getting back into a growth mode and specifically is there a catalyst that you could point to that would give you a sense that things should take a step up?

JIM TAYLOR:  Sure.  I think timeframe, two to four quarters you should start seeing a step up in both commercial and government.  Now why in that timeframe?  Well we brought on a very well connected individual in the form of Thad Wolfe for Air Force.  Thad has been able to not only get to the highest level within the Air Force and present our credentials, and that’s important, but also to find out and strike a chord that they have a dilemma and that we, Thomas Group, can solve that dilemma.  So I would think that in that timeframe given we’ll start to see some activity in the Air Force and we’re going to start doing the same thing in the Army.  So increased focus with a team going at Air Force and Army, I think we’ll see results in that timeframe.  And there seems to be obvious needs out there.  The government and in particular the military is looking for ways to get their readiness up but their costs down and that’s exactly the fit we provide.

Commercial, we are going in a couple of different areas or some same areas and with a strong renewed emphasis.  So healthcare now, how long we have been pushing this, we finally have just signed on one hospital in the last week and it looks like a couple of more are in there checking our references and we’re starting to see some momentum that the healthcare industry has finally listened to what we’ve been saying and is giving us the opportunity to prove our worth.

We’ve hired an individual here about two months ago to go after equity groups and the equity groups and their logic is something like this.  A large fund owns several companies out there performing.  They usually have a pretty short timeframe as you know in getting them turned around and yielding these to their investors and their funds.  And to that end Thomas Group has had a history of driving results for equity owners and past examples include Gulfstream, and SkyChefs, we did a tremendous amount of work in 18 months that yielded high performance.  SkyChefs, we yield a huge amount of return for Onyx on their investment, et cetera.  So we’re going back and making that a target.  Rather than the industry itself we’re focusing on the equity group and we’re having some very good success of getting in there and we’ve already done one or two small investments and those look like, if acquired for example in both cases, we’ll be the implementers of those programs.  So our first efforts in the first 60, 90 days in equity group looks like it will yield something to us very quickly.

In the transportation sector, we are bringing back an individual who has in-depth experience in Thomas Group but 25-year industry experience in the rail and transportation sector and he’s going to join us again and help us drive our current practice even further.  In the last three or four years we’ve had clients like Dart, Burlington Northern, Alstom, Amtrak, but now with his relationship we should be able to build a transportation vertical here fairly quickly.  So those are some examples which make me believe that in the next two to four quarters we’re going to see the benefits now in investments we made in the past two to four months.

MARK JORDAN:  Okay.  A final question if I may. Sea Port-e, IDIQ, are there specific tasks that you’ve identified that you’re going after that you think are in your sweet spot?

JIM TAYLOR:  Yes, not only is it programs that we have done before but there are new efforts that we have done assessments on that we’ll be putting under this vehicle if we can get them to say yes and go forward.  So it’s expansion of our current business as well as new areas in the Navy.

MARK JORDAN:  Thank you very much.

OPERATOR:  Thank you for your questions sir.  Our next question comes from Colin Gillis with Canaccord.  Please go ahead.

COLIN GILLIS:  Yes, thanks for taking my question.

JIM TAYLOR:  Yes, Colin.

COLIN GILLIS:  On the federal side, like does Sea Port-e require the bulk of workers to have security clearance and if so, you know, it’s a past quarter (inaudible) can you ramp employees with security clearances quickly enough?

JIM TAYLOR:  No, it doesn’t require them all to have security clearances.  We have many on our team with clearances and then we have others that are not.  So we’re — we’ve been able to meet the needs of security by the way people are assigned.  We do get them cleared, it doesn’t take as long as it used to but that has not been a barrier for us in getting business.

COLIN GILLIS:  Got it.  And just regarding that, basically the task will be the issue and you’re going to be bidding on them.  Is that correct?

JIM TAYLOR:  Not always.

COLIN GILLIS:  Well I guess that’s what I’m wondering.  What percent of the various tasks you think you might be bidding on?

JIM TAYLOR:  Oh gosh, that would be just a swag here.  Both competitive bidding and sole sourcing are put underneath this vehicle.  I’m sure that the one way to look at this is larger contracts are going to fall under competitive bidding.  So when we go at business at $3 and $5 million they could but likelihood we can sole source them.  Contracts that are much higher may result in a competitive bidding process.

DAVID ENGLISH:  And Colin, this is David English.  This contract, the pricing on it has already been pre-bid, pre-qualified and pre-set so we have already definitive pricing in this contract.  Every vendor that has a Sea Port-e contract has already cleared their pricing through the Navy so the competition we’re talking about is going to be on capabilities and value, not on pricing.

COLIN GILLIS:  Yeah, absolutely I understood that and that’s a great win.  On the commercial side, is pricing an issue there?  You know, I mean, are you able to commute, I mean, you’ve got such a clear value proposition for your historical client base, are you having trouble communicating that to future clients or are they price sensitive at this juncture?

JIM TAYLOR:  They’re all — yes, price sensitivity is always there.  Our goal is always being able to try to show value first.  If you can demonstrate and be convincing in the value you can bring, therefore pricing should become less of a factor if at all, and let me give you an example by that.  Historically we’ve been able to demonstrate clients with a four to five to one return at a minimum.  We have clients that are getting eight to 12 to 14 return on what we’re providing.  When the clients can be convinced or feel comfortable that we’re delivering something north of a four to one return, then our fees become small.  So when I hear from our salespeople that we think — the client thinks we’re too expensive, we need to go back out and convince them of what we can deliver as far as value.  The pricing is always a variable.

COLIN GILLIS:  Yeah.  Great.  Okay.  Thank you.

OPERATOR:  Thank you for your question sir.  Our next question comes from Evan Greenberg with Meadowbrook Capital Management.  Please go ahead, sir.

EVAN GREENBERG:  Yeah, I wanted to get an idea of how much of your business comes from your largest client and your largest contractor and then I wanted to understand how long are most of your people on jobs for, so I’m trying to get the consistency of revenue?

JIM TAYLOR:  Okay.  Our largest client is the US Navy.  That’s broken up into several contracts so it’s not one person or one authority over all the contracts it’s working in naval air, it’s working in ship main, it’s working with the Navy Seals as an example.  A length — and David can give you the percentages here.  The length of time with the contracts has been that in naval aviation we’ve been there oh, five, six years.  In the ship enterprise system, we’ve probably been there three to four years.  In the sub field, we’ve probably been there about six months now with the newer contracts.  Commercial business, usually in duration it varies from somewhere from as short as six months to 18 months, although at Amtrak now it’s going a little bit longer than that.

EVAN GREENBERG:  Okay.  So most of your contracts are one year or longer?

JIM TAYLOR:  For the most part, yeah.  We will start out with a client usually doing an assessment, which may be a few weeks or a few months and then that develops into a program which may be six to nine to 12 to 18 months; in some cases three or four years.

EVAN GREENBERG:  All right, terrific.  Thanks a lot.

OPERATOR:  Thank you for your question sir.  Our next question comes from Kevin Wenck.  Please go ahead.

KEVIN WENCK:  Good morning.  Another question about the Sea Port-e contract.  Your comment earlier on the call was we have to go out and find the business.  Maybe you could give us a little bit more color as to how much of that business is closer to you signing it, you know, through existing relationships and how much of it is kind of a greenfield project for you out there to go out and find the centers of influence and the decision makers to try to position yourself for that business?

JIM TAYLOR:  Well historically, we’ve always been able to go out to operations and find out what the dilemma is and create a solution around it as opposed to sitting and looking at the green sheets and looking for RFP opportunities and then bidding against them.  So quickly, what we’ve done is we’ve gone out, found the dilemma by talking to the operator and then work backwards into trying to find a funding source to allow us to be hired.  We’ve been extremely successful in doing that and in that method I’ve just described, we’ve probably gotten 90% of our government business which, over the last six years probably around $200 million.

Now going forward, we’re going to continue to do that but we’re also going to look at RFP opportunities, which are bigger in value and longer in duration.  So we may find ourselves partnering with somebody like Booz-Allen or CACI.  And let’s take CACI as example, CACI will supply the IT solutions to a situation and Thomas Group will provide the process, maybe in conjunction we’ll win a three $5 million or five year contract and be able to move down that through the RFP side.  So we’re going to continue to pursue both, but I think you’re going to see us much more in the RFP realm than you have in the past.

KEVIN WENCK:  Okay.  I’m sorry, your comments almost sound like they were more generally descriptive of how you pursue overall business.  Were they actually more oriented towards how the awards for the Sea Port-e contract was going to work or...?

JIM TAYLOR:  Oh, yeah.  Okay.  Maybe, I’m sorry, I didn’t give enough details.

KEVIN WENCK:  Yeah, that’s what I was asking about.  I mean you said the Sea Port-e earlier in the call you said, you know, we’re going to have to go out and find the business.  But obviously you have existing relationships with the Navy and so how much of that business is going to come in pretty easily through existing relationships in the Navy and how much of it is just completely new with parts of the Navy you’ve had no contact with whatsoever and it’s going to take much more of a development process and how long will that development process go on?

JIM TAYLOR:  Well I’ll say it’s more of the former but I wouldn’t use the word “easily.”  It’s going to be with relationships we’ve already built in the Navy and areas where we already see that there’s a dilemma.  And let me give you the color specificity of how we do that and let me see if I hit your question that way Kevin.

We go into the military and we talk with two and three and four stars and we find that in one case the dilemma is that he can’t get enough trained pilots out to the fleet, that he has tried for several years and so have several admirals and they’re having difficulty meeting what the fleet is demanding in qualified trained pilots.  We come along and we do an assessment, convince him of what we can do and we do an assessment, it may last two to four months, so that’s a small thing.  Those kind of two to four month type projects don’t take an extensive amount of funding because they’re small in amount.  Am I going down the right path?

KEVIN WENCK:  Yeah, that’s...

JIM TAYLOR:  Okay.  So now what we find is that we come back with this admiral after the assessment and we create a workshop and this workshop brings he and his direct reports in and it says we, in the next two years, can get you down from 47 months to 28 months.  We can produce 1200 more pilots, we can do it with X dollars less than you’re currently doing and we can drive this program and it’s going to cost, you know, initially $5 million.  And then we will review this contract year-over-year based on performance to see if we can continue to go forward.  It will take about two years to get this done.  The admiral and his team buy into it, we go out and we try to find a funding source where the admiral can find $5 million for the next two years and put this in.  Usually that takes a couple or three to four months.  In today’s atmosphere, that same thing, we would say okay let’s go — this qualifies under Sea Port-e and since our pricing and everything is done, all we’ve got to do is finish a statement of work and now we can move forward.

KEVIN WENCK:  Okay.  And then I’m not going to ask you to the magnitude of potential future revenues on this but how visible is the flow of revenues from this to Thomas Group over the next let’s say two to four quarters?

JIM TAYLOR:  Oh my goodness, I mean I think that this company can grow and double in size over the next two to three years, how’s that.  And I think that a substantial part of that can be government but I also believe that a substantial part can be commercial.  So I think we could continue to grow here in the next two to two and a half years and with the potential of doubling our size, staying in the government as a huge significant player, as well as expanding commercial business.

KEVIN WENCK:  And one follow-up on the commercial business.  You know, I’ve heard about the ROI for the customers in various commercial projects and you mentioned earlier on the call that people are seeing three to five times returns and you even said eight to 14 times at another point.  But, I mean what’s the disconnect with the commercial business?  If customers are seeing those types of results for entities that are bottom line oriented, I mean, what — I mean, do you not have enough tools to show them a more broader range of customers that this is what you can do or? I mean, really what is the disconnect as to why more profit oriented entities do not buy into you being able to do that for them?

JIM TAYLOR:  I’m going to try to see if I can give you a direct answer and if I’m too short please come in again.  We’re selling an intangible. CEOs are used to buying a product or a known thing to them.  You’re going to bring in software, you’re going to put in Oracle, SAP and you’re going to drive — you represent you’ll drive my purchasing faster, et cetera, et cetera.  So go ahead and put that in and I get to tell everybody that’s what we’re doing.  Thomas Group comes in and we say for no additional resources, no more manpower, no more equipment and no software, no more software, we’ll drive a substantial performance improvement in your time and we’ll give you a return of four to five to one.  That’s very hard for a CEO to get his mind around when he looks at you and says have you spent 20 years in the airline industry? And we say no.  Well then how in the hell can you help me if you haven’t grown up in my industry?  And that’s where the education process comes in of cycles of learning.  The fact that what we did at General Motors is applicable to you at the airline as it is to the health insurance industry; it’s a process.  We look horizontally across your company not vertically.  That concept is hard for decision makers to understand and accept.

KEVIN WENCK:  Okay.  Thanks for your help.

OPERATOR:  Thank you for your question sir.  Our next question comes from Chris McCampbell.  Sir, please go ahead.

CHRIS MCCAMPBELL:  Oh, hi, Jim.  In the press release, you mentioned that you expect revenue to grow in the second half over the first half and I’ve heard some comments regarding some initiatives that maybe we can expect from growth over the next two to four months, or excuse me, two to four quarters.  Can you clarify what it is that is going to be driving the growth for the remainder of the year and why you feel that you can do that?

JIM TAYLOR:  Well, as I mentioned, I think in the government side we’ve added resources a few months ago that are already showing great traction at getting us at high levels and identifying dilemmas the client has that we can resolve.  So now it’s putting statements of work together for those entities and getting a decision made about us getting in there and doing those assessments very quickly.

In the commercial area, I see the efforts that we’ve made in both people changes, the methodology that we are going about in selling, even in the last few weeks, is showing benefit and I’ll try to be more specific here.  We had sales proposals outstanding that for a variety of reasons seem to be stuck in the process, and you always get reasons of why a client is not buying your service or hasn’t made the final decision.  Well when we start team selling we come up with cycles of learning of I’ve heard that story before, or have you tried, or are you doing or dah, dah, dah, dah, and we’re finding we’re becoming much more effective in bringing resources at a problem and solving it quickly and to that end, like I say, oh, since the 1st of July, we have or are about to sign three significant contracts in the commercial, two in the industrial and service area and one in the healthcare hospital area.  So it’s already showing signs and if we can keep that momentum going I think we can build on it.

CHRIS MCCAMPBELL:  Based on those recent wins, do you expect that you’re going to be starting a new training class or would that be off the existing folks on — near the bench so to speak?

JIM TAYLOR:  Yeah, right.  These first three new businesses, I think that we have the ability to our own internal resources, and that comes from two areas by the way, both people who we have on the bench, which is small, and people who we have as associates.  And for those of you who aren’t familiar, we have a workforce that if they’re not on a program then they’re not on a payroll so they are at home waiting for their next assignment.  Between those two sources of people, we have enough to meet these programs.  If we go on in the next — in the third and the fourth quarter and we start seeing the growth of new opportunity in the form of assessments, which I believe we will, then we’ll start hiring a policy.  It takes us about six weeks from the time we identify them to get them on board and trained.

CHRIS MCCAMPBELL:  Okay.  Thanks.

OPERATOR:  Thank you for your question sir.  Our next question comes from Bill Southerland.  Please go ahead.

BILL SOUTHERLAND:  Oh thanks.  My questions have pretty much been handled.  I was curious about how you manage utilization in the quarter given that you were able to keep the gross margin at 49%. I assume the consultant count is still around 120 is that right?

JIM TAYLOR:  Yes.

BILL SOUTHERLAND:  And did you just, as Jim was alluding to, just have a couple go onto a non-active status?

JIM TAYLOR:  We have people who went onto that associate status, we had a couple of people help us with corporate initiatives that we have to do and accomplish.  If you recall, we did the stock option review.  That took up a lot of time, et cetera.  So we were able to use the people on engagements like that.  We also found opportunities where there was a small one and two man type engagement that was a 30, 45-day long effort, something that’s not normal but it was helping us cover our costs so we did that as well.

BILL SOUTHERLAND:  So I guess that means that to some slight degree because your SG&A bumped up, they show up there when they’re not billing?

JIM TAYLOR:       There’s some of that there, that’s...

BILL SOUTHERLAND:  Yeah.

JIM TAYLOR:  There is some of that there along with what David mentioned about stock option review and other things.

BILL SOUTHERLAND:  Right.  Okay.  Thanks guys.

OPERATOR:  Thank you.  Our next question comes from Kevin Wenck with Polynous.  Please go ahead.

KEVIN WENCK:  With the comments earlier about Sea Port-e, the pricing has been set, what would your projected margins be on those contracts relative to corporate averages currently?

DAVID ENGLISH:  They’re going to be approximate to our current averages.  When you do business with the military, you always have to give your current customers what’s called most favored customer pricing and so we can’t go out and contract for new business that’s significant less than the existing business we already have with the military.  So doing that kind of forces us, fortunately for us and the shareholders, it forces us into a certain level of pricing and as long as we’re able to manage the people that are on those jobs we’ll be able to maintain our margins.

KEVIN WENCK:  Okay.  And then both for ramping up for potential opportunities in the commercial business and possibly ramping up sales efforts to, as you put it earlier, go out and find the business for the Sea Port-e contract, what sort of expansion might be see in SG&A over the next three to four quarters?

DAVID ENGLISH:  Not a lot.  As Jim said we’ve invested money and people in the first two quarters of this year and we ought to see the fruits of that in the last half of the year so we have currently the staff, especially on the sales, direct sales side of it, you know you might see a support person for $30,000 a year or something like that, but you’re not going to see a huge increase in the number of salespeople or the dollars that are spent in selling.  We have those people on the ground, we just expect sales to now come from that.

KEVIN WENCK:  Okay.  Oh, one last question, I guess the naviation — or the Navy aviation contract was on some basis where they had to re-authorize the funding for it every three months or something.  What’s the status of that at this point?

DAVID ENGLISH:  Those contracts in the military, they can only fund through the end of the current budget year, which is every September.  These endeavors that we’re on with the military they were longer-term than they’re able to fund for so they constantly have to re-contract in six, nine, 12-month increments.  And, as always, that comes to it’s normal budget year end at the end of September but we’ve had almost 100% success in people extending and exercising those option years so we anticipate that those will also be extended just like they have been in the past.

KEVIN WENCK:  Okay.  All right.  Thank you.

OPERATOR:  Thank you.  There are no further questions in the queue at this time.

MICHAEL BARHYDT:  Thank you.  The management of Thomas Group appreciates your participation in the call today.  If you need additional information, please do not hesitate to get in touch with us.  If you missed any part of this call or have an associate who was not able to listen to the call, a replay line will be available by 5:00 p.m. Central Standard Time today and will run for 30 days.  US callers may call 877-919-4059 and international callers may call 334-323-7226.  Conference call replay pass code is 87076133 followed by the pound sign.

Thank you again for your interest in Thomas Group and have a great day.

OPERATOR:  Thank you ladies and gentlemen this does conclude today’s teleconference.